EXHIBIT 99.1


2950 Colorful Avenue ( Longmont, Colorado 80504


                   CONCEPTS DIRECT, INC. ANNOUNCES
             BOARD APPROVAL OF THE FILING OF A FORM 15 TO
                  REDUCE COSTS AND ENHANCE EARNINGS

LONGMONT, COLORADO, April 25, 2003 - Concepts Direct, Inc. (OTCBB:
CDIR) announced today that its Board of Directors has approved the Company's filing of a Form 15 with the Securities and Exchange Commission to deregister its common stock. The Company intends to file the Form 15 on May 14, 2003.

Upon filing of the Form 15, Concepts Direct will no longer be a reporting company under the Securities Exchange Act of 1934. The Company expects to realize significant cost savings as a result of being relieved of its burdensome accounting, legal and administrative costs associated with SEC reporting requirements. After filing of the Form 15, the Company's securities will no longer be eligible to trade on the Over the Counter Bulletin Board (OTCBB); however, the Company anticipates that its securities may continue to trade on the Over the Counter Pink Sheets (OTC.PS), another electronic trading forum, if market makers continue to make a market in its shares. No guarantee, however, can be made that trading will continue.

Commenting on the move, Phil Wiland, Chairman, Chief Executive Officer and majority shareholder, stated: "Current market conditions do not warrant the significant annual costs and regulatory burdens on the Company associated with being a reporting company. We anticipate that our legal, accounting and administrative costs would increase substantially as a result of recently enacted legislation and we believe it is prudent to utilize the projected cost savings to enhance the financial performance of the Company. Additionally, this action will allow management to focus its attention and resources on the Company's business."

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, the Music Stand, and NewBargains catalogs. In addition, the company owns and operates www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.


For Further Information Contact

Phillip A. Wiland,                     Zaid H. Haddad,
Chairman & CEO                         Chief Financial Officer
Concepts Direct, Inc.                  Concepts Direct, Inc.
(303) 772-9171                         (303) 772-9171
pwiland@conceptsdirectinc.com          zhaddad@conceptsdirectinc.com